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                                                                    Exhibit 23.2

                            [Snodgrass Letterhead]
                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Amendment No. 1 on Form S-4 concerning the merger of First Philson Financial Corporation into BT Financial Corporation of our report, dated January 22, 1999 except for Note 17, as to which the date is February 23, 1999, on our audits of the consolidated financial statements of First Philson Financial Corporation and affiliates as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts".

/s/ S.R. Snodgrass, A.C.

S.R. Snodgrass, A.C.
101 Bradford Road
Suite 100
Wexford, PA 15090

Dated:  June 1, 1999